SCHEDULE 14A. Information Required in Proxy Statement.

                         Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

                           (Amendment No. )

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Check the appropriate box:
[ ] Preliminary Proxy Statement
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    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 244.14a-12

                           Longview Fibre Company
              (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                           LONGVIEW FIBRE COMPANY

                               300 Fibre Way
                               P. O. Box 639
                        Longview, Washington 98632


                   Notice of Annual Meeting of Shareholders



To The Shareholders of Longview Fibre Company:

     Notice is hereby given that the Annual Meeting of Shareholders of Longview Fibre Company (the "Company") will be held at 9:00 a.m., local time, on Tuesday, March 2, 2004, at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632, for the following purposes:

     (1)  To elect three Class II directors;

     (2)  To consider a shareholder proposal set forth herein; and

     (3) To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of the Company at the close of business on January 7, 2004 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of The Board of Directors



                                          L. J. McLaughlin
                                          Senior Vice President-Finance,
                                          Secretary and Treasurer

Longview, Washington
January 22, 2004




                         YOUR VOTE IS IMPORTANT

     Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped and addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying Proxy Statement.



                         LONGVIEW FIBRE COMPANY
                       __________________________

                            PROXY STATEMENT
                       __________________________

                    INFORMATION REGARDING PROXIES

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Longview Fibre Company (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, March 2, 2004 at 9:00 a.m., local time, at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632 and at any adjournments thereof. Only shareholders of record on the books of the Company at the close of business on January 7, 2004 (the "Record Date") will be entitled to notice of and to vote at the meeting. The cost of this solicitation will be borne by the Company.

     It is anticipated that these proxy solicitation materials and a copy of the Company's 2003 Annual Report will be sent to shareholders on or about January 22, 2004.

     If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted as set forth therein. In the absence of instructions to the contrary, such shares will be voted for the election of the nominees for election as Class II directors set forth herein and against the shareholder proposal. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to L. J. McLaughlin, Senior Vice President-Finance, Secretary and Treasurer of the Company, by executing another proxy dated as of a later date or by voting in person at the meeting.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The only voting securities of the Company are shares of Common Stock, $1.50 ascribed value (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 51,076,567 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. Under Washington law and the Company's charter documents, if a quorum is present, the three nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting of Shareholders shall be elected directors. The shareholder proposal will be approved if it receives the affirmative vote of a majority of the voting power of the shares of the Common Stock present at the Annual Meeting of Shareholders, in person or by proxy, and entitled to vote at such meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of calculating a quorum, and will affect the outcome of the vote on the shareholder proposal, but will otherwise have no effect on the election of directors.

     Information concerning beneficial ownership of the Common Stock by Lisa
J. McLaughlin, who serves as the Company's Senior Vice President-Finance, and is currently a director not standing for reelection, Richard J. Parker, who serves as the Company's Senior Vice President-Production and Mill Manager, all directors and executive officers as a group, and persons known to the Company to be the beneficial owners of more than 5% of its outstanding shares of common stock is set forth below.


                                  Amount and Nature of
Name of Beneficial Owner          Beneficial Ownership        % of Class

Lisa J. McLaughlin, Director                  614                  *
(until March 2, 2004)

Richard J. Parker, Senior Vice              1,791                  *
President-Production and Mill
Manager

Directors and executive officers
as a group (12 persons) 		3,638,821		 7.1%

Dimensional Fund Advisors Inc. (1)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401		        2,603,000                5.1%

(1) Based on a Schedule 13G dated December 31, 2002 by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, Dimensional has sole voting and sole dispositive power with respect to 2,603,000 shares.

                          ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of ten directors divided into three classes: Class I, Class II and Class III. Each class is to be as nearly equal in number as possible. At the 2004 Annual Meeting, three Class II directors will be elected to serve for terms of three years each expiring in the year 2007. The remaining seven directors are divided into two classes of three Class I directors and four Class III directors whose terms expire in 2006 and 2005, respectively. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Bylaws of the Company.

     Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the three nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

	The Board of Directors recommends a vote "for" each of the Class II nominees.

     The following table sets forth certain information, as of the Record Date, concerning nominees for election at the 2004 Annual Meeting and the other directors of the Company. The names of nominees are listed under the heading "Nominees For Election" and continuing members of the Board of Directors are listed under the heading "Directors Whose Terms Continue." This table also sets forth information concerning the shares of Common Stock beneficially owned by the continuing directors, nominees and each executive officer named in the Summary Compensation Table, other than Richard J. Parker. Each of the persons listed below has been employed in the capacity indicated for the past five years except as noted below.



                          NOMINEES FOR ELECTION
                           Class II Directors
                       (Terms to Expire in 2007)


                                                  Served   Amount and
                       Principal Occupation and   as       Nature of
                       Directorships of Other     Director Beneficial  % of
Names             Age  Public Companies           Since    Ownership   class


Robert E.          75  Retired Executive Vice      1956   1,560,897      3.1%
Wertheimer             President, Longview Fibre
(1)                    Company

John R. Kretchmer  45  Chief Executive Officer and 1997      6,000        *
(2)                    Director, American Licorice
                       Company, Bend, Oregon

Robert A. Kirchner 67  Retired President, Kalama
(3)                    Chemical, Kalama, Washington  --	     5,000        *


                     DIRECTORS WHOSE TERMS CONTINUE
                          Class III Directors
                       (Terms to Expire in 2005)

                                                  Served   Amount and
                       Principal Occupation and   as       Nature of
                       Directorships of Other     Director Beneficial  % of
Names             Age  Public Companies           Since    Ownership   class

Richard P.
Wollenberg         88 Chairman of the Board       1946     1,326,848    2.6%
(4)(5)(6)

Robert B. Arkell   73 Vice President-Industrial   1986         5,088      *
                      Relations and General
                      Counsel

M. Alexis Dow, CPA 54 Elected Auditor, Metro      1988         2,000      *
                      Regional Government,
                      Oregon 1995

Michael C.
Henderson (7)      57 Chairman, Albina Community   2001        1,000      *
                      Bancorp and Albina Community
                      Bank, Portland, Oregon



                           Class I Directors
                        (Terms to Expire in 2006)

                                                  Served   Amount and
                       Principal Occupation and   as       Nature of
                       Directorships of Other     Director Beneficial  % of
Names              Age Public Companies           Since    Ownership   class

David A.
Wollenberg (4) (8) 56  President, The Cortana       1979     284,465     *
                       Corporation (real estate
                       investment), Menlo Park,
                       California

David L. Bowden    68  Senior Vice President-Timber 1990       26,952     *

Richard H.
Wollenberg         50 President and Chief Executive 1995      417,227     *
(4)(9)(10)            Officer
____________________
*Does not exceed 1%.

(1) Includes 670,350 shares beneficially owned by R. E. Wertheimer in his capacity as trustee for two trusts for the benefit of his family members and 45,550 shares beneficially owned by members of Mr. Wertheimer's immediate family, as to which shares Mr. Wertheimer disclaims any beneficial interest.
(2) J. R. Kretchmer was elected Chief Executive Officer of American Licorice Company in 1999 and Board Member in 1995. Mr. Kretchmer served as a Vice President of American Licorice Company from 1995 to 1999.
(3) R. A. Kirchner served as President of Kalama Chemical, a manufacturer and marketer of intermediate and specialty chemicals, from 1980 to April of 2000, when he retired from the company. Mr. Kirchner served on the Board of Twin City Bank, Longview, Washington, 2001 and 2002.
(4)  D. A. Wollenberg and R. H. Wollenberg are the sons of R. P. Wollenberg.
(5) Includes 238,950 shares owned by Leone B. Wollenberg, wife of R. P. Wollenberg, as to which shares Mr. Wollenberg disclaims any beneficial interest. Does not include 1,764,430 shares owned by The Wollenberg Foundation of which Mr. Wollenberg is one of three trustees and shares the power to vote the shares held by the Foundation.
(6) R. P. Wollenberg served as Chief Executive Officer from 1978 to 2002 and as President from 1969 to 2001. He continues to hold the office of Chairman of the Board, a position he has held since 1985.
(7) M. C. Henderson has been the Chairman of Albina Community BanCorp, a bank holding company, and Albina Community Bank since 1995. Mr. Henderson was also the Chief Executive Officer of H2F Media, Inc., a software development company, from June 2000 through June 2001. Prior to and during that time, Mr. Henderson served as Chief Executive Officer of Pinemeadow Group, a manufacturer of consumer products, from June 1998 through April 2001. Mr. Henderson served as President and Chief Executive Officer of PacifiCorp Holdings, Inc. from January 1996 through February 1998.
(8) Includes 89,230 shares beneficially owned by members of D. A. Wollenberg's immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.
(9) Includes 125,430 shares beneficially owned by members of R. H. Wollenberg's immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.
(10) Effective November 1, 2002, R. H. Wollenberg was elected Chief Executive Officer and continues to hold the office of President. R. H. Wollenberg was elected President and Chief Operating Officer effective October 1, 2001. Mr. Wollenberg previously served as Executive Vice President from January 2001 through September 2001, and as Senior Vice President-Production, Western Container Division, from January 1995 through December 2000.

Board of Directors and Committees

Independence

     The Board of Directors has determined that M. A. Dow, J. R. Kretchmer,
M. C. Henderson, R. E. Wertheimer and R. A. Kirchner are independent in accordance with applicable New York Stock Exchange listing standards.

Board Attendance and Fees

     The Board of Directors of the Company held six meetings during the fiscal year ended October 31, 2003. All directors attended at least 75% of all meetings of the Board of Directors and committees to which he or she was assigned that were held during fiscal year 2003.

     For 2003, directors who are not officers of the Company received an annual fee of $8,500. In addition, Audit Committee members received an annual fee of $4,500. The Company reimburses directors for reasonable out-of-pocket expenses when incurred.

     Effective January 1, 2004, directors who are not officers of the Company will receive an annual fee of $25,000; the Audit Committee chairperson will receive an annual fee of $5,000; and other committee chairpersons will receive an annual fee of $2,500. In addition, committee members will receive a fee of $1,000 per meeting attended.

Executive Committee

     The Board of Directors has an Executive Committee that acts for the Board in circumstances determined from time to time by the Board, subject to certain limitations set forth in the Executive Committee's charter and the
Bylaws of the Company.   The Executive Committee's written charter is
available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

     For fiscal year 2003, the Executive Committee was comprised of R. P. Wollenberg, Chairman of the Board; R. E. Wertheimer, retired Executive Vice President of the Company; D. L. Bowden, Senior Vice President; and R. H. Wollenberg, President and Chief Executive Officer. In addition to its other duties, the Committee met once during the year to consider and recommend officers' compensation.

Compensation Committee

     The Executive Committee of the Board of Directors performed the function of the Compensation Committee in fiscal year 2003. In January 2004, the Board of Directors formed a Compensation Committee and adopted a Compensation Committee charter, which is available in the Investor Relations section of the Company's web site at www.longviewfibre.com. The Compensation Committee will review and evaluate the Chief Executive Officer's goals and performance, and, either as a Committee or together with the other independent directors, determine the Chief Executive Officer's compensation level. In addition, the Compensation Committee will make recommendations to the Board regarding compensation for other executives and oversee other compensation plans, policies and programs of the Company. The Compensation Committee is comprised of J. R. Kretchmer and M. C. Henderson, each of whom is independent in accordance with applicable New York Stock Exchange listing standards.

Nominating and Corporate Governance Committee

     The Board of Directors has a Nominating and Corporate Governance Committee that, in addition to other purposes set forth in its charter or conferred upon the Committee by the Board of Directors: identifies individuals qualified to become Board members and recommends to the Board director nominees for the next annual meeting of shareholders; develops and recommends to the Board corporate governance principles and policies for adoption by the Company; and oversees the evaluation of the Board and management of the Company.

     The Nominating and Corporate Governance Committee's written charter that governs its activities is available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

     The Nominating and Corporate Governance Committee met once during fiscal year 2003 to recommend nominees for election to the Board of Directors. The Committee consists of M. C. Henderson and M. A. Dow, both of whom are independent in accordance with applicable New York Stock Exchange listing standards. Prior to January 2004, R. B. Arkell, R. H. Wollenberg and M. C. Henderson served as members of the Nominating and Corporate Governance Committee.

Audit Committee

     The Board of Directors has an Audit Committee that assists the Board of Directors' oversight of the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the independent auditor's qualifications and independence; and the performance of the Company's internal audit function and independent auditor. Among the Audit Committee's specific duties, the Audit Committee is responsible for the retention and compensation of the Company's independent auditors, including the approval of audit and non-audit fees; the evaluation of the independent auditors' qualification, performance and independence; the review of the Company's financial statements and disclosure; a periodic assessment of accounting practices and policies and risk management; the review of the Company's internal audit function; and other legal compliance. The Board of Directors has adopted a written Audit Committee Charter, which is attached as an appendix to this Proxy Statement. The Audit Committee evaluates annually the Audit Committee Charter and recommends any amendments to the Board of Directors. The Audit Committee consists of three directors, M. A. Dow,
J. R. Kretchmer, and M. C. Henderson, none of whom is an employee of the Company. The Board of Directors has determined that each of the members of the Audit Committee are audit committee financial experts and are independent in accordance with applicable New York Stock Exchange listing standards and SEC rules and regulations. No member of the Audit Committee serves on more than three audit committees, including the Company's Audit Committee. The Committee held nine meetings during fiscal year 2003.

    The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company's independent auditors. Engagements for proposed services either may be separately pre-approved by the Audit Committee ("separate pre-approval") or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as the Audit Committee is informed on a timely basis of any engagement entered into on that basis ("general pre-approval"). General pre-approval is typically provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require separate pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC's rules on auditor independence and all other applicable laws and regulations.

     The Audit Committee pre-approved all fees paid to the Company's independent auditor in fiscal year 2003. A summary of the fees paid to the Company's independent auditor, PricewaterhouseCoopers LLP, for services in fiscal years 2003 and 2002 is as follows:

Fiscal Year   Audit Fees    Audit-Related Fees   Tax Fees   All Other Fees
   2003        $271,509          $34,425          $     0     $  6,500
   2002        $360,845          $41,950          $ 5,000     $ 14,512

     For fiscal year 2003, Audit-Related Fees of $34,425 were incurred for audit work associated with the Company's 401(k) plans and trusts. All Other Fees of $6,500 were incurred for a Sarbanes-Oxley 404 review. No fees were incurred for Tax services.

     For fiscal year 2002, Audit Fees included $132,845 for services associated with the Company's Rule 144-A offering of senior subordinated notes and related SEC registration of those notes. Audit-Related Fees of $41,950 were incurred for audits of the Company's various benefit plans. Tax fees of $5,000 were for assistance with a claim for refund of federal income tax. All Other Fees consisted of $9,512 for a Sustained Forestry Initiative
(SFI) gap analysis, and $5,000 for work associated with a Western U.S. log cost benchmarking survey.

Nomination Process

     The Nominating and Corporate Governance Committee has generally identified director nominees based on suggestions by directors and executive officers. The Committee will consider nominees from other sources, including shareholders. The Committee does not have a formal policy for consideration of shareholder proposed nominees since it believes that the informal consideration process has been adequate given the historically small number of shareholder nomination proposals. The Committee intends to review periodically whether it should adopt a formal policy. Once an individual has been identified as a prospective nominee, the Nominating and Corporate Governance Committee will determine the appropriate steps it should take to review the prospective nominee based on how familiar the Committee already is with the individual and other available factors.

     If a shareholder wishes to suggest a proposed nominee for the Nominating and Corporate Governance Committee's consideration, the name of that nominee and related information set forth in Article III of the Company's Bylaws should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least 90 days before the next annual meeting to assure time for meaningful consideration by the Committee. Any shareholder submitting a proposed nomination should otherwise follow the procedures outlined in the Company's Bylaws. No candidate for Board membership has been put forth for election at the 2004 Annual Meeting by any of our large, long-term shareholders.

     The Committee has the authority under its charter to retain a search firm to assist it in identifying potential director candidates. No search firm was retained in the past fiscal year.

     Although the Committee considers the entirety of each proposed nominee's credentials and does not have any specific minimum qualifications, the Committee has established director selection guidelines to assist it in evaluating a proposed director nominee. These guidelines are attached to the Committee's charter and include both qualification and board composition criteria. Qualification criteria generally include:

* personal and professional integrity and willingness to act in the best interest of the Company;
* willingness not to engage in activities that may create a conflict of interest;
*  policy-making experience;
*  long-term commitment to the Company; and
* willingness to devote sufficient time to fulfill Board duties and responsibilities.

Composition criteria are reviewed in light of the overall make-up of the Board and generally include:

*  independence;
*  relevant professional experience and industry knowledge;
*  leadership qualities and prior Board experience;
*  diversity and non-business experience; and
* other relevant factors included in corporate governance-related guidelines.

     R. A. Kirchner, who is standing for election for the first time, was recommended by R. H. Wollenberg, Chief Executive Officer of the Company.

Shareholder Communication with Directors

    Shareholders who wish to communicate with the Board of Directors or with a particular director, including any non-management director, may send a letter to the Secretary of the Company at P.O. Box 639, Longview, Washington 98632-7411. Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular director(s). The independent directors have approved procedures by which they and the other members of the Board of Directors receive these communications from shareholders.

     Shareholder proposals or nominees for the Board of Directors must be made in accordance with the procedures set forth under "Nomination Process" above or "Shareholder Proposals For The 2005 Annual Meeting of Shareholders" below, and not the procedures set forth in the preceding paragraph.

     Although the Company does not have a policy on director attendance at the Annual Meeting, directors are encouraged to do so. At the 2003 Annual Meeting of Shareholders, ten of the eleven incumbent directors attended in person.

Additional Corporate Governance

     The Board of Directors and Company are committed to good corporate governance practices. The Company's Code of Business Conduct and Ethics requires management and employees to abide by high standards of business conduct and ethics. The Company's Corporate Governance Guidelines provide a framework for the governance of the Company that focuses on the accuracy and integrity of the Company's financial reports and corporate governance practices. The code and the guidelines are or will be available in the Investor Relations section of the Company's web site at www.longviewfibre.com. In addition, the Board has recently adopted a Code of Ethics for its Chief Executive Officer and financial officers to establish clear policies to ensure, to the greatest possible extent, the integrity of the Company's financial reporting and legal compliance, and the code is available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

     Our non-management directors will hold periodic executive sessions without management's presence. The non-management directors shall select a chair or presiding director to conduct the executive sessions and will be responsible for reporting to management any comments or concerns discussed at those sessions.

     The Audit Committee seeks to facilitate disclosure regarding accounting and auditing matters, alert the Audit Committee to potential problems relating to accounting or auditing matters before they have serious consequences, and encourage proper individual conduct. Accordingly, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     According to our policies, individuals should promptly submit complaints or concerns regarding accounting, internal accounting controls or auditing matters by means of a toll-free telephone call or e-mail that are available on our web site. Our employees also have the option of submitting complaints or concerns on a confidential basis to an independent third party by means of a toll-free telephone call or e-mail that has been made available to the Company's employees and is also available on our web site. Concerns and complaints are investigated by the General Counsel, or, if requested, delivered directly to the Chair of the Audit Committee who will determine whether an investigation will be conducted by the General Counsel or by the Audit Committee.

                            AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors performs the functions described above. In addition to performing its other functions, the Audit Committee selected PricewaterhouseCoopers LLP as the Company's independent auditor.

During fiscal year 2003, the Committee:

* Reviewed and discussed the audited financial statements with management and the independent auditors;

* Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61;

* Received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, and discussed with the independent auditor its independence;

*  Approved fees paid to the Independent Auditor in 2003; and

* Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2003 for filing with the Securities and Exchange Commission.

                                                   M. A. Dow
                                                   J. R. Kretchmer
                                                   M. C. Henderson


          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company is managed to maximize long-term shareholder return. Due to the cyclicality of the industry, the Company believes that short-term performance is not relevant other than in comparing the Company's relative performance to appropriate competitors. The Company compensates its executive officers based on long-term corporate performance and believes that its compensation policies, which are explained below, support the Company's philosophy of maximizing long-term shareholder return and are adequate to attract and retain key officers.

     The Company believes that bonuses to officers based on annual performance provide incentives to maximize short-term results to the detriment of long-term results. Further, profit-linked bonuses may reward or penalize officers for results affected by externalities beyond the officers' control. Accordingly, the Company does not compensate employees with any form of short-term incentive compensation. Other than certain fringe benefits, officers' compensation consists of base salaries only. Salary ranges for officers are in relation to responsibility, skills required and overall importance to the Company. The Company does not award stock options as a form of long-term incentive compensation.

     Officers' salary increases are provided in three forms. Newly promoted officers tend to start at the low end of the salary range and work up through the appropriate salary range as their individual competence grows. In most cases, the assessment as to both the salary range and the salary level is made by the Chief Executive Officer, who makes a recommendation to the Executive Committee.

     All officers usually receive an annual general increase. The Company believes this practice is appropriate due to the cyclicality of the industry and the need for sustained competent and creative performance of its officers throughout the business cycle. The Committee intends the amount of the general increases to approximate increases in the cost of living over time. Finally, general increases are supplemented by merit increases for sustained superior performance, when appropriate. The Committee makes its decision on a case-by-case basis, and it is unusual for an officer to receive a merit increase each year. The key factors considered by the Committee when making decisions on merit increases are the Committee's subjective evaluation of the officer's contributions, including corporate operating results, segment operating results, productivity improvements, quality improvements, and product and market niche development.

     The Chief Executive Officer's salary is determined in the same manner as those of all other officers.

     Under the Omnibus Budget Reconciliation Act of 1993, the available federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 2003 exceeded the $1 million limitation.

                                             R. P. Wollenberg
                                             R. E. Wertheimer
                                             D. L. Bowden
                                             R. H. Wollenberg


                        EXECUTIVE COMPENSATION

Summary Compensation Table

     Compensation paid by the Company during fiscal years 2003, 2002, and 2001 for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") is set out in the following table.

			    Annual
			Compensation
                                              All Other
Name and Principal Position	      Year    Salary(1)    Compensation(2)

R. H. Wollenberg	              2003    $308,000         $ 8,880
  President and	                      2002    $252,000         $ 8,371
  Chief Executive Officer             2001    $208,000         $ 9,990

D. L. Bowden                          2003    $209,000         $ 8,880
  Senior Vice President-Timber        2002    $204,000         $ 9,082
                                      2001    $203,000         $16,337

R. P. Wollenberg                      2003    $200,000         $ 8,580
  Chairman of the Board               2002    $415,800         $19,716
                                      2001    $459,800         $ 9,484

R. J. Parker                          2003    $194,000         $ 8,693
  Senior Vice President-Production    2002    $189,000         $ 9,926
  and Mill Manager                    2001    $187,500         $11,694

R. B. Arkell                          2003    $193,400         $ 8,670
  Vice President-Industrial Relations 2002    $188,400	       $ 8,296
  and General Counsel                 2001    $186,400	       $19,639

(1) Includes salary deferred under the Longview Fibre Company Salaried Savings Plan and Trust With 401(k) Provisions; excludes retirement benefits paid pursuant to the Company's Pension Plan.
(2) Includes Company contributions to savings plans in the following amounts for 2003: R. H. Wollenberg, $8,880; D. L. Bowden, $8,880; R. P.
    Wollenberg, $8,580;  R. J. Parker, $8,693; and R. B. Arkell, $8,670.

Pension Plan Table

     The Company has a Pension Plan for its salaried and nonunion employees, including officers, that provides fixed benefits, computed on an actuarial basis, at retirement using a formula based on salary (cash remuneration), years of service and attained age at retirement. The Company anticipates that it will make no contribution for the Plan Year ending December 31, 2003.

     The following table sets forth estimated annual benefits payable under the Pension Plan upon normal retirement at age 65 to persons in specified remuneration (ending compensation) and years-of-service classifications indicated.

                                Years of Service

Remuneration   15        20        25        30       35       40        45

$125,000  $26,873   $35,830    $44,788  $53,745  $62,703   $71,660  $80,618
 150,000   32,873    43,830     54,788   65,745   76,703    87,660   98,618
 175,000   38,873    51,830     64,788   77,745   90,703   103,660  116,618
 200,000   44,873    59,830     74,788   89,745  104,703   119,660  134,618
 225,000   50,873    67,830     84,788  101,745  118,703   135,660  152,618
 250,000   56,873    75,830     94,788  113,745  132,703   151,660  160,000
 300,000   68,873    91,830    114,788  137,745  160,000   160,000  160,000
 400,000   92,873   123,830    154,788  160,000  160,000   160,000  160,000
 450,000  104,873   139,830    160,000  160,000  160,000   160,000  160,000
 500,000  116,873   155,830    160,000  160,000  160,000   160,000  160,000

     The participants' remuneration (ending compensation) covered by the Plan is one-fifth of the sum of the highest five calendar years of compensation out of the last ten years of service preceding retirement. The data in the table above was computed using 1.1% ending compensation times years of service, plus 0.5% ending compensation in excess of covered compensation, times the years of service (the covered compensation figure for 2003 is $41,700). However, retiring employees may receive, if greater than the above computation, annual benefits based on 1.1% of their ending compensation multiplied by the number of years of service. The annual benefits shown above reflect the benefit limit established by Internal Revenue Code Section
415. The annual benefit limit for 2003 is $160,000. The benefits payable are "single-life annuity" amounts and are not subject to offset for Social Security.

     Compensation used in determining a participant's ending compensation consists of the employee's regular salary including any amounts deferred at the election of the employee and contributed to the Salaried Savings Plan and Trust With 401(k) Provisions and elective contributions made on behalf of an employee that are not included in gross income under Section 125. However, such compensation is limited by Internal Revenue Code Section 401(a)(17).
The annual compensation limit for 2003 is $200,000, and this is the amount used for determining benefits of the Named Executive Officers.

     The credited years of service for each of the Named Executive Officers are as follows: R. P. Wollenberg - 64.7 years; D. L. Bowden - 43.9 years;
R. B. Arkell - 33.0 years; R. J. Parker - 31.5 years; and R. H. Wollenberg -
15.2 years.

     In addition to the benefits described above, on January 1, 2001 supplemental Cash Balance Accounts were established for participants. The amount of the benefit credited to each participant's Cash Balance Account was $1,100 per year of service. This was a one-time event except for participants with less than five years of service, who may receive a subsequent benefit credit upon completing five years of service. The Cash Balance Accounts earn interest based upon the yield rate on 10-Year United States Treasury Constant Maturities. The balance in the Cash Balance Account generally will be paid at the same time as the participant's regular retirement allowance under the plan, in a lump sum payment or as an annuity. The Named Executive Officers with Cash Balance Accounts are R. H. Wollenberg, $13,839; R. J. Parker, $35,226; and R. B. Arkell, $36,484.

     Upon reaching age 70, R. P. Wollenberg was required to start receiving retirement benefits. His retirement benefit is $125,177 per year. R. B. Arkell began receiving retirement benefits in February 1996. His retirement benefit is $43,046 per year. D. L. Bowden began receiving retirement benefits in May 2000. His retirement benefit is $81,968 per year.

Executive Employment Contracts

     Since January 1, 1989, the Company has entered into termination protection agreements (the "Contracts") with its named executive officers and certain other executive officers and employees of the Company (the "Employee" or "Employees") whose yearly compensation exceeded $75,000 (presently a total of 8); additional contracts may be entered into with employees whose yearly compensation exceeds $100,000. The Contracts are designed to induce the Employees to remain in the employ of the Company and any successor by assuring benefits for three years following certain changes in control of the Company, if an Employee is terminated Without Cause or resigns for Good Reason. (As defined in the Contracts, "Cause" refers to an Employee's failure to perform duties after notice or willful misconduct; "Good Reason" relates to certain changes in an Employee's responsibilities, salary or job location; and "Without Cause" means termination of employment that is not for Cause or for disability.)

     If an Employee is terminated by the Company Without Cause or if the Employee terminates employment for Good Reason and gives written notice to the Company, the Employee shall be entitled to the following benefits: (i) the lesser of the compensation which would have been payable had the Employee continued his or her employment throughout the three-year period of the Contract or three times the Employee's average annual income for services rendered to the Company for the five calendar years preceding the commencement of the Contract; (ii) all legal fees and expenses incurred by the Employee as a result of such termination of employment; (iii) all life insurance, medical, health, dental, accident and disability plans in which the Employee was entitled to participate immediately prior to the termination date shall be maintained in full force and effect until the earlier of the end of the three-year contract period or the Employee's commencement of full-time employment with a new employer; and (iv) a portion of the benefits the Employee would have been entitled to receive under the Employee's pension plan of the Company, determined as though he or she were vested and on the assumption that he or she remained an Employee of the Company until the earlier of the end of the Contract period or his or her death. The Contracts specify that the foregoing benefits shall be reduced to the extent of any compensation that the Employee receives from another source for services rendered during the remainder of the Contract period.

Compensation Committee Interlocks and Insider Participation

     For fiscal 2003, R. P. Wollenberg, Chairman of the Board, R. E. Wertheimer, Retired Executive Vice President, D. L. Bowden, Senior Vice President, and R. H. Wollenberg, President and Chief Executive Officer, served as members of the Executive Committee which performed the functions of the Compensation Committee.

                         TOTAL SHAREHOLDER RETURN

                            Dividends Reinvested

                     Oct.     Oct.     Oct.     Oct.     Oct.     Oct.
Company/Index Name   1998     1999     2000     2001     2002     2003

Longview Fibre       $100     $ 97     $120     $101     $ 63     $100

S&P 500 Index         100      126      133      100       85      103

S&P Paper & Forest    100      129      107      112       98      132


                           SHAREHOLDER PROPOSAL

     Thomas D. Anderson, 1141 - 17th Avenue, Longview, Washington 98632, owner of approximately 8,910 shares, has given notice that he intends to submit the following proposal at the annual meeting:

     "I recommend or request that the Longview Fibre Company Board of Directors take the steps necessary to implement the proposal to split the Company into 3 separate and distinct entities as follows:

a.)  Longview Fibre Tree Farms Inc.
b.)  Longview Fibre Pulp & Paper Mill Inc.
c.)  Longview Fibre Converting Corporation

     I recommend that shares of stock in each new entity would be issued to shareholders in proportion to ownership at that date."

The Board of Directors recommends a vote "against" this proposal.

     The Board of Directors is committed to enhancing shareholder value. To this end, management and the Board periodically explore alternatives to enhance shareholder value, including alternative structures such as operating certain of its business segments on a stand-alone basis. The Board has, from time to time, obtained the assistance of outside professionals, including financial advisors, in performing these reviews. Based on its ongoing review of the accounting, financial, tax, legal and business implications, the Board at this time believes that it is unlikely that a divestiture or spin-off of one or more of its business segments would result in a meaningful, enduring increase in shareholder value. Such a decision could result in an expensive, complex transaction with substantial risks and a loss of significant benefits that the Company receives from the integrated operations of its business
segments.   Results of such a transaction may include possible litigation, impact on existing contractual and business relationships, and the potential tax effect of a spin-off on shareholders of the Company, all of which pose a serious risk of the diminution of shareholder value.

     Although the Board and management currently do not deem an alternative structure feasible or desirable, they continue to review alternatives for enhancing shareholder value. The Board believes that the Board and management have the necessary information and resources to evaluate continuation or divestiture of the Company's businesses or potential acquisitions, and to recommend action at the proper time. Therefore, the Board recommends that you vote AGAINST the shareholder proposal.



                                SECTION 16(a)
                           BENEFICIAL OWNERSHIP
                           REPORTING COMPLIANCE

     Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, all such Forms were filed on a timely basis, except as follows: David L. Bowden, a member of the Company's Board of Directors and its Senior Vice President-Timber, failed to timely report two transactions totaling 62 shares, and Richard J. Parker, the Company's Senior Vice President-Production and Mill Manager, failed to timely report 15 transactions totaling 45 shares. All of these transactions reported late were made pursuant to a broker-administered dividend reinvestment program.

                               SELECTION OF
                          INDEPENDENT AUDITORS

     The Board of Directors selected PricewaterhouseCoopers LLP in 1961 as the auditors of the Company for that year and they have been the Company's auditors for all succeeding fiscal years. The Audit Committee appointed PricewaterhouseCoopers LLP to continue as auditor for fiscal year 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

                               ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended October 31, 2003, is transmitted herewith.

     The Company will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of Common Stock of the Company, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of the Company at the address set forth in the Notice of Annual Meeting immediately preceding this Proxy Statement.

                            OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. The Bylaws of the Company require that advance notice of proposed business at an annual meeting must be submitted in writing and received by the Secretary of the Company not later than 90 days in advance of such meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                        SHAREHOLDER PROPOSALS
                            FOR THE 2005
                  ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals to be presented at the 2005 annual meeting of shareholders must be received at the Company's executive offices by September 23, 2004, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. The Bylaws of the Company provide that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and received by the Secretary not later than 90 days in advance of such meeting to be properly brought before such meeting. If the Company receives proper notice of a shareholder proposal and such notice is not received within a reasonable time prior to mailing by the Company of its proxy materials for its 2005 annual meeting of shareholders, the Company believes that its proxy holders will be allowed to use the discretionary authority granted by the proxy to vote on the proposal at the meeting without including in the proxy statement relating to such meeting the disclosure regarding the proposal or how the Company intends to vote.

                       SOLICITATION OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by directors, officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services.

     The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                            HOUSEHOLDING

     The Company delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the Company in writing no later than 30 days prior to the mailing of the proxy materials in January of each year at the following address: PO Box 639, Longview, Washington 98632-7411,
Attention:  L. J. McLaughlin.

                                    By Order of The Board of Directors



                                    L. J. McLaughlin
                                    Senior Vice President-Finance,
                                    Secretary and Treasurer

Longview, Washington
January 22, 2004


PROXY                        LONGVIEW FIBRE COMPANY                      PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard P. Wollenberg, Robert E. Wertheimer, David L. Bowden and Richard H. Wollenberg and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Longview Fibre Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632 on March 2, 2004 at 9:00 a.m., local time, or any adjournments thereof. The undersigned directs that the proxy be voted as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)



LONGVIEW FIBRE COMPANY
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



1. ELECTION OF DIRECTORS
Class II Directors:   Robert E. Wertheimer	   FOR ALL
                      John R. Kretchmer  	   WITHHOLD ALL
                      Robert A. Kirchner           FOR ALL EXCEPT

	INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

	__________________________________

2. Shareholder Proposal                            FOR
(The Board of Directors recommends a vote          AGAINST
 "AGAINST" this proposal).                         ABSTAIN

3. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED ABOVE UNLESS OTHERWISE DIRECTED.

The undersigned hereby revokes any proxy or proxies previously given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Dated___________________________

________________________________
Signature of Shareholder(s)

SIGNING INSTRUCTIONS (IMPORTANT)

Please sign EXACTLY as name appears on this proxy. Persons signing in a representative capacity should give full title. If shares are registered in more than one name, ALL registered owners should sign.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.

PLEASE DATE, SIGN AND RETURN PROMPTLY